Exhibit 99.1

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FOR IMMEDIATE RELEASE

Morningstar Australasia to Acquire Sydney-based Aegis Equities Research, Leading Provider of Equity Research in Australia

CHICAGO/SYDNEY, March 24, 2010—Morningstar Australasia Pty Limited, an Australian subsidiary of Morningstar, Inc. (NASDAQ: MORN), today announced it has entered into a definitive agreement to acquire Aegis Equities Research, a leading provider of independent equity research in Sydney, Australia, from Aegis Equities Holdings Pty Ltd. The companies expect to complete the transaction within the next few weeks, subject to customary closing conditions. Terms were not disclosed.

Aegis Equities Research was founded in 1999 and currently serves institutional, adviser, and retail clients. It operates a web-based research platform that includes proprietary equities research and market commentary on more than 200 Australian Securities Exchange (ASX)-listed companies for brokers, financial advisers, and other institutions. Aegis also operates ShareAnalysis.com, a subscription-based website for individual investors, and publishes the ShareAnalysis weekly e-newsletter, which includes market news, analysis, and investment ideas. The Aegis business also provides model equity portfolios that can be licensed as a sub-advisory service for managed accounts or in “buy lists.”

“Morningstar and Aegis have highly complementary businesses, research styles, and market coverage in equity research. The combination of our offerings and creation of a larger analyst team will enable us to broaden and deepen our coverage of Australian listed companies, provide Australian clients with more robust independent research, and give us the potential to expand our services in multiple delivery channels,” said Andrew Bird, chief executive officer of Morningstar Australasia. “This acquisition also fits Morningstar’s growth strategies of continuing to build thought leadership in independent investment research and expanding our global presence.”

“For more than 10 years we’ve strived to provide Australian investors and advisers with objective, fundamental equities analysis,” said Peter Leodaritsis, CEO and founder of Aegis Equities Research.

“As part of the Morningstar family, Aegis’ clients will have access to a significantly broader research database along with independent research and analytics.”

Leodaritsis will continue to run the Aegis businesses until the acquisition is completed, after which time it will report to Andrew Bird. Leodaritsis will then serve in a part-time consulting capacity for six months to assist with the transition.

Sparke Helmore acted as legal advisor to Aegis Equities Holdings, and Clayton Utz acted as legal advisor to Morningstar Australasia.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 350,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 4 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. The company has operations in 20 countries and minority ownership positions in companies based in two other countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

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